UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2020

Redfin Corporation
(Exact name of registrant as specified in its charter)

Delaware		001-38160	74-3064240
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

1099 Stewart Street	Suite 600
Seattle	WA		98101
(Address of principal executive offices)			(Zip Code)

(206)	576-8333
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RDFN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Kerry D. Chandler as Class III Director

On August 18, 2020, we elected Kerry D. Chandler to our board of directors. As a Class III director, Ms. Chandler will serve until our 2023 annual meeting and until her successor is elected and qualified, or, if earlier, her resignation or removal.

Ms. Chandler will receive cash and equity compensation consistent with that received by our other non-employee directors, including, for 2020, a pro-rated amount of the annual restricted stock unit award, which is currently $115,000. As our other non-employee directors have done, Ms. Chandler will forgo all cash fees associated with serving on our board for 2020, including the pro-rated portion of the annual cash retainer, which is currently $35,000. Also as we have done for our other non-employee directors, we will agree to indemnify, to the fullest extent permitted by law, Ms. Chandler for all expenses and other liabilities in connection with a proceeding that arises from her service to us.

New Change in Control Severance Agreement

On August 17, 2020, the compensation committee of our board of directors approved a new change in control severance agreement for our senior executives. We expect to enter into this new agreement with our principal executive officer, our principal financial officer, and our other named executive officers, among other executives. To the extent an executive currently has a change in control severance agreement with us, this new agreement will replace the existing agreement. The terms of the new change in control severance agreement are substantially the same as the existing agreement except as noted below.

The change in control severance agreement provides that the executive will receive the payments and benefits described below upon either (i) a termination by us of the executive’s employment without cause or (ii) a voluntary resignation by the executive from his or her employment with good reason, in each case during the period three months before a change in control and ending 12 months after a change in control of our company. We refer to either of these terminations of employment as a “qualifying termination.” The payments and benefits provided by the change in control severance agreement are contingent upon the consummation of the change in control of our company and the executive executing a release of claims in favor of our company.

In the event of qualifying termination, the executive will be entitled to: (i) a lump sum payment equal to six months of base salary, (ii) a lump sum payment equal to six months of costs to continue health insurance coverage under COBRA, and (iii) have then-outstanding and unvested non-performance-based equity awards accelerate and become vested as if the executive had continued in service for an additional 24 months (previously 12 months).

If a change in control occurs and our successor or acquirer refuses to assume, convert, or substitute the then-outstanding and unvested non-performance-based equity awards held by the executive, then those awards will accelerate in full.

Item 7.01 Regulation FD Disclosure.

On August 19, 2020, we issued a press release announcing Ms. Chandler's election to our board of directors. A copy of this press release is furnished as exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated August 19, 2020
104	Cover page interactive data file, submitted using inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Redfin Corporation
(Registrant)

Date: August 19, 2020	/s/ Chris Nielsen
Chris Nielsen Chief Financial Officer